UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2010
________________________________

P.A.M. TRANSPORTATION SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15057	71-0633135
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

297 West Henri De Tonti, Tontitown, Arkansas 72770
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (479) 361-9111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The employment agreement between W. Clif Lawson, Vice President of Automotive Sales and former Executive Vice President and Chief Operating Officer of P.A.M. Transportation Services, Inc. (the “Company”), and the Company expired on June 1, 2010.  Beginning on June 1, 2010, Mr. Lawson has agreed to be available for consultation for a period of six months.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of P.A.M. Transportation Services, Inc. was held on June 3, 2010.  The following items of business were presented to the shareholders:

(1)      The nine directors were elected as proposed in the Proxy Statement dated April 29, 2010, under the caption “Election of Directors” with votes cast as follows:

	Total Vote For Each Director	Total Vote Withheld For Each Director	Total Broker Non-Vote For Each Director
Frederick P. Calderone	5,421,021	1,942,406	1,590,585
Frank L. Conner	7,346,615	16,812	1,590,585
Daniel H. Cushman	6,229,536	1,133,891	1,590,585
W. Scott Davis	7,346,615	16,812	1,590,585
Christopher L. Ellis	7,190,079	173,348	1,590,585
Manuel J. Moroun	5,577,567	1,785,860	1,590,585
Matthew T. Moroun	5,577,567	1,785,860	1,590,585
Daniel C. Sullivan	7,346,615	16,812	1,590,585
Charles F. Wilkins	7,190,079	173,348	1,590,585

(2)      The Audit Committee’s selection and appointment of the accounting firm of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, was ratified with votes cast as follows:  8,592,398 votes for, 1,387 votes against, 139 votes abstaining and 360,088 broker non-votes.

Abstentions and broker non-votes were included in the calculation of the number of shares considered to be represented at the meeting, but were not included as votes cast on a proposal.  Therefore, abstentions and broker non-votes did not have the effect of a vote for or against the proposal and were not counted in determining the number of votes required for approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P.A.M. TRANSPORTATION SERVICES, INC.
(Registrant)

Date: June 4, 2010	By:	/s/ Daniel H. Cushman
Daniel H. Cushman President and Chief Executive Officer